Exhibit 3.2
In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text, which follows below, will by law govern.
INCORPORATION
LIMITED LIABILITY COMPANY
ARTICLES OF ASSOCIATION
Name and Seat.
Article 1.
1.	The name of the company is:
Barclays (Netherlands) N.V.
2.	The company has its corporate seat in Amsterdam.
Objects.
Article 2.
The objects of the company are:
a.	to incorporate, to acquire, to participate in, to finance, to manage and/or to have any other interest in other companies or businesses of any nature;

b.	to acquire, to develop, to use and/or to assign industrial and intellectual property rights;
c.	to raise funds by way of securities, bank loans, bond issues, promissory notes, and/or to borrow in any other way, to lend, to provide guarantees, to bind the company and/or to provide security for the debts of other parties, as well as everything associated with the foregoing, relating or conducive thereto, all in the widest sense of the word.
Authorized capital.
Article 3.
The authorized share capital of the company amounts to six hundred million euro (EUR 600,000,000.00), divided into five billion (5,000,000,000) shares, each having a nominal value of twelve eurocent (EUR 0.12).
Issuance of shares. Inclusion in the book-entry transfer system. Collective depot and giro depot. Release.

Article 4.
1.	The Board of Managing Directors shall have the power to resolve upon the issue of shares and to determine the price and further terms and conditions of such share issue.
2.	The authority of the Board of Managing Directors with regard to the issue of shares referred to in paragraph 1 includes all shares not yet issued which are part of the authorised capital at present or at any time in the future and shall be valid for a period of five years starting on the second day of May two thousand seven and ending on the first day of May two thousand twelve unless this period is extended.
3.	The designation of the Board of Managing Directors as the corporate body with the power to resolve upon the issue of shares as described in paragraph 1 may from time to time be extended with a period of not more than five years by these articles of association or by a resolution of the General Meeting of Shareholders. If the designation is extended, the number of shares, which may be issued, shall be determined at the same time.

The resolution of the General Meeting of Shareholders extending the designation cannot be withdrawn unless the resolution itself states otherwise.
4.	If the designation of the Board of Managing Directors as the corporate body with the power to resolve upon the issue of shares as described in paragraph 1 ends, the General Meeting of Shareholders shall have power to resolve upon the issue of shares unless another corporate body is designated for this purpose by the General Meeting of Shareholders. The resolution of the General Meeting of Shareholders to issue shares or to designate another corporate body for this purpose can only be taken upon the proposal of, and for a price and against such further terms and conditions to be determined by, the Board of Managing Directors.
5.	The provisions of the paragraphs 1 up to and including 4 shall equally apply to the granting of rights to subscribe for shares, but shall not apply to the issue of shares to a person who exercises a previously acquired right to subscribe for shares.
6.	Without prejudice to what has been provided in section 2:80 paragraph 2 of the Dutch Civil Code, shares shall at no time be issued below par. It may be provided that a part, not exceeding three-quarters of the nominal amount, need only be paid after a call therefore has been made by the company.
7.	On subscription for a share, payment must be made of its nominal amount and, in addition, if the share is subscribed at a higher amount, the difference between such amounts, this without prejudice to what has been provided in section 2:80 paragraph 2 of the Dutch Civil Code.
8.	Payment must be made in cash to the extent that no other contribution has been agreed upon.

9.	The Board of Managing Directors has power to perform legal acts relating to a non-cash contribution and to perform the other legal acts referred to in section 2:94 paragraph 1 of the Dutch Civil Code without the prior approval of the General Meeting of Shareholders.
10.	Upon the issue of a share, the company may transfer it for inclusion in the giro depot or a collective depot, respectively, without co-operation from the other admitted institutions or the other joint owners of the collective depot, all as referred to in the Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer). It is sufficient for the company to register the share in the name of the central institute or the admitted institution in the register of shareholders, to record that the share became part of the giro depot or the relevant collective depot, to record the other information as referred to in article 10 paragraph 2, and to record that the central institute or admitted institution accepts the delivery.
11.	If a share is transferred for inclusion in a collective depot, the delivery shall be accepted by the relevant admitted institution. If a share is committed for inclusion in a giro depot, the delivery shall be accepted by the relevant central institute.

Delivery and acceptance may take place without co-operation from the other joint owners in the collective depot or the other admitted institutions, respectively.
12.	Pursuant to a decision by the Board of Managing Directors the company may make it impossible to release shares in the meaning of article 26 of the Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer). A decision to such effect may only be invoked in respect of a joint owner after six months have expired since the publication of the decision in at least one Dutch national newspaper. By means of a decision by the Board of Managing Directors the company may revoke such a decision. In such a case it is possible to release as of the date following the day on which such a decision was announced in at least one Dutch national newspaper.
13.	An admitted institution is authorised to commit shares for inclusion in the giro depot and, in as far as release has not been made impossible, to release them from the collective depot without co-operation from the other joint owners. In as far as release has not been made impossible, the central institute is authorised to make a release from the giro depot for inclusion in a collective depot without co-operation from the other joint owners.
14.	The provisions of sections 2:96 and 2:97 of the Dutch Civil Code also apply to share issues, the terms and conditions of such share issues and the granting of rights to subscribe for shares.
15.	The provisions of sections 2:80, 2:80a, 2:80b en 2:94b of the Dutch Civil Code also apply to the payment on shares and non-cash contributions.
Pre-emption rights.
Article 5.

1.	Without prejudice to what has been provided hereafter in this article each holder of shares shall have a pre-emption right in respect of the issue of shares in proportion to the aggregate amount of his shares. The same applies to the granting of rights to subscribe for shares. A shareholder has no pre-emption right in respect of shares, which are issued to a person who exercises a previously acquired right to subscribe for shares.
2.	A shareholder has no pre-emption right in respect of shares issued against a contribution other than in cash or issued to employees of the company or of a company with which the company forms a group.
3.	The Board of Managing Directors shall have the power to limit or exclude any pre-emption rights to which shareholders shall be entitled provided that the Board of Managing Directors can only exercise such authority if at that time it also has authority to resolve upon the issue of shares. The authority of the Board of Managing Directors to limit or exclude any pre-emption rights ends at the same time as the authority of the Board of Managing Directors to resolve upon the issue of shares ends. The provisions of the paragraphs 1 up to and including 4 of article 4 shall equally apply.

4.	The provisions of section 2:96a of the Dutch Civil Code also apply to the pre-emption rights.
Own shares.
Article 6.
1.	The acquisition by the company of shares in its own capital which have not been fully paid shall be null and void.
2.	The company may acquire shares in its own share capital for valuable consideration if and in, so far as:
a.	its shareholders equity less the purchase price to be paid by the company for such shares is not less than the aggregate amount of the paid up and called up share capital and the reserves which must be maintained pursuant to the law;
b.	the aggregate nominal value of the shares in its share capital which the company acquires, holds or on which it holds a right of pledge, or which are held by a subsidiary of the company, amounts to no more than one-tenth of the aggregate nominal value of the issued share capital; and
c.	the General Meeting of Shareholders has authorised the Board of Managing Directors to acquire such shares, which authorisation shall be valid for no more than eighteen months on each occasion.
3.	Shares thus acquired may again be disposed of by the company. If depositary receipts for shares in the share capital of the company have been issued, such depositary receipts shall for the application of the provisions of this paragraph and the previous paragraph be treated as shares.

4.	The company may acquire shares in its own share capital or depositary receipts issued therefor for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees.

In deviation of the provisions of paragraphs 2 and 3 no authorisation of the General Meeting of Shareholders is required for the acquisition by the company of such shares or depositary receipts.
5.	The provisions of sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, and 2:98d of the Dutch Civil Code also apply to shares in the share capital of the company or depositary receipts issued therefor acquired by the company itself.
Reduction of capital.
Article 7.
1.	The General Meeting of Shareholders may resolve to reduce the issued capital by a cancellation of shares or by a reduction of the nominal amount of the shares by amendment of the articles of association.
2.	If less than half of the issued capital is represented at the meeting of the General Meeting of Shareholders, a resolution to reduce the issued capital can only be adopted by at least two thirds of the votes cast.
3.	The reduction of capital must take place in proportion to the shares involved in it, unless all shareholders involved agree with a deviation from this principle of proportion.
4.	The convocation for a General Meeting of Shareholders at which a resolution to reduce the capital is adopted, shall mention the purpose of the reduction of capital and the manner of its execution. The resolution to reduce the issued capital must designate the shares to which it relates and must determine its implementation.
5.	The provisions of sections 2:99 and 2:100 of the Dutch Civil Code also apply to the reduction of the issued capital.
Shares.
Article 8.
All shares shall be in registered form.
Share certificates.
Article 9.
No shares certificates may be issued.
Register of shareholders.
Article 10.
1.	A register of shareholders shall be kept by or on behalf of the company, which register shall be regularly updated and, at the discretion of the Board of Managing Directors, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable provisions set by a foreign stock exchange.
2.	A duplicate register of shareholders shall at all times be maintained in the United Kingdom, and any entry on the duplicate register shall immediately be reflected in the register referred in the first paragraph of this Article, and vice-versa.
3.	In the event shares have been transferred to an admitted institution to be included in a collective depot or to the central institute for inclusion in the giro depot, all as referred to in the Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer), the name and address of the admitted institution or the central institute can be included in the register of shareholders, whilst stating the date on which these shares started to form part of a collective depot or a giro depot, and the date of acknowledgement or service.
4.	Every holder of a share that does not form part of a collective depot or a giro depot and anyone with a right of usufruct or pledge on such share is obliged to notify the company of his address in writing.
5.	The form and the contents of the register shall be determined by the Board of Managing Directors with due observance of the provisions of paragraphs 1 and 2.
6.	Upon his request a shareholder shall be provided with written evidence of the contents of the register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the company by a person designated for that purpose by the Board of Managing Directors.
7.	The provisions of paragraphs 1, 4 and 5 shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.
8.	The provisions of section 2:85 of the Dutch Civil Code shall also apply to the register of shareholders.
Transfer of shares.
Article 11.
1.	The transfer of a share shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.
2.	Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.
3.	The transfer of a share in a giro depot or a collective depot shall be effectuated in the manner as set out in the Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer).

Article 12.
1.	The provisions of article 11 shall equally apply to the allotment of shares in the event of a partition of any community of property, the transfer of a share as a consequence of foreclosure of a right of pledge, the creation, surrender and transfer of a right of usufruct on a share and the creation and surrender of a right of pledge on a share.
2.	The provisions of section 2:86 of the Dutch Civil Code shall also apply to the transfer of shares.
Right of usufruct and pledge in respect of shares. Issuance of depositary receipts.
Article 13.
1.	The voting rights on shares on which a right of usufruct or pledge has been created are vested in the shareholder. In deviation of the provision of the previous sentence the voting rights shall be vested in the holder of a right of usufruct, or as the case may be, of a right of pledge if this has been provided for upon the creation of the right of usufruct or pledge.
2.	The shareholder who does not have voting rights and the holder of a right of usufruct or pledge who does have voting rights shall have the rights which have been conferred by law on the holders of depositary receipts for shares issued with the co-operation of the company.
3.	The holder of a right of usufruct or pledge who does not have voting rights shall not have the rights which have been conferred by law on the holders of depositary receipts issued with the co-operation of the company.

4.	The company is not authorised to co-operate in the issue of depositary receipts for shares.
Board of Managing Directors. Appointment. Division of duties.
Article 14.
1.	The management of the company shall be constituted by a Board of Managing Directors, consisting of one or more members.
2.	The General Meeting of Shareholders shall appoint the members of the management board.
3.	The General Meeting of Shareholders shall be competent to suspend or dismiss any member of the management board at any time.
4.	Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on removal of the suspension or dismissal, the suspension shall cease.
5.	The General Meeting of Shareholders shall determine the remuneration and further conditions of employment for every member of the Board of Managing Directors.

6.	The remuneration and further employment conditions of the managing directors shall be determined by the General Meeting of Shareholders for each managing director separately.
Article 15.
1.	Subject to the restrictions imposed by these articles of association, the Board of Managing Directors shall be entrusted with the management of the company.
2.	The Board of Managing Directors may lay down rules regarding its own decision making process. These rules shall be subject to the approval of the General Meeting of Shareholders.
3.	The Board of Managing Directors may determine which duties in particular each member of the management board will be charged with. The allocation of duties shall be subject to the approval of the General Meeting of Shareholders.
4.	Without prejudice to other provisions of these articles of association, resolutions of the Board of Managing Directors concerning a significant change to the identity or the nature of the company or the business shall be subject to approval from the General Meeting of Shareholders, including in any case:
a.	a transfer of the enterprise of the company or substantially the entire enterprise of the company to a third party;
b.	entering into or terminating long-term co-operation by the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or partnership, if this co-operation or termination has far-reaching consequences for the company;
c.	the company or a subsidiary’s acquisition or divestment of a participation in the capital of a company worth at least one third of its assets according to the consolidated balance sheet with notes based on this company’s most recent adopted annual accounts.
Article 16.
In the event of the absence or inability to act of one or more managing directors, the remaining managing director or the remaining managing directors shall be charged with the management. In the event of the absence or inability to act of all the managing directors or of the sole managing director, the management shall be temporarily entrusted to a person designated for that purpose by the General Meeting of Shareholders.
Representation.
Article 17.
1.	The Board of Managing Directors represents the company. If the Board of Managing Directors consists of two or more managing directors, the representative authority shall, apart from being vested in the Board of Managing Directors, be vested in any two managing directors acting jointly.

Without prejudice to the provisions of the previous sentences of this paragraph, the Board of Managing Directors is authorized to appoint one or more attorneys in fact to represent the company within the limitations imposed by the Board of Managing Directors. The forms of address and titles of these attorneys in fact shall be determined by the Board of Managing Directors.
2.	If a managing director enters into an agreement with the company or, in a private capacity, institutes any legal proceeding against the company, the company shall be represented in that matter by the remaining managing directors provided that they act jointly in accordance with the provisions of paragraph 1, all this unless the General Meeting of Shareholders designates another person for this purpose or unless the law provides for the designation in any other manner. Such person may also be the managing director to whom the conflict of interest relates.

If a managing director has a conflict of interest different from the one mentioned in the first sentence of this paragraph, he shall be authorized, just like any other managing director, to represent the company, provided that they act jointly in accordance with the provisions of paragraph 1.
Chairman of the Board of Managing Directors. Resolutions of the Board of Managing Directors. By-laws.
Article 18.
1.	The Board of Managing Directors shall appoint a managing director as chairman of the Board of Managing Directors.
2.	Resolutions of the Board of Managing Directors shall be validly adopted, if adopted by a simple majority of votes. Each managing director has the right to cast one vote. In case of absence a managing director may issue a proxy, however, only to another managing director.
3.	The Board of Managing Directors may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all managing directors and no managing director has objected to this method of adoption of a resolution.
4.	A certificate signed by the chairman of the Board of Managing Directors confirming that the Board of Managing Directors has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.
5.	The Board of Managing Directors may draw up by-laws with regard to the further division of duties between the managing directors and the internal organisation of the Board of Managing Directors. These management rules can include provisions on the manner of convening board meetings and the internal procedure at such meetings. These meetings may also be held by telephone conference communications, as well as by video conference communications, provided all participating managing directors can hear each other simultaneously.
Indemnification.
Article 19.
1.	The company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a managing director, officer or agent of the company, or was serving at the request of the company as a managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees) judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
2.	The company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgement in its favour, by reason of the fact that he is or was a managing director, officer or agent of the company, or is or was serving at the request of the company as a managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably could believe to be in or not opposed to the best interests of the company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.
3.	To the extent that a managing director, officer or agent of the company has been successful on the merits or otherwise in defense of any action, suit or proceeding, referred to in paragraphs 1 and 2, or in defence of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
4.	Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the managing director, officer or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in paragraphs 1 and 2.

Such determination shall be made:
a.	either by the Board of Managing Directors by a majority vote in a meeting consisting of managing directors who were not parties to such action, suit or proceeding; or
b.	if the majority referred to under a. adopts a resolution to that effect, by independent legal counsel in a written opinion; or

c.	by the General Meeting of Shareholders.
5.	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon a resolution of the Board of Managing Directors with respect to the specific case upon receipt of an undertaking by or on behalf of the managing director, officer or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the company as authorised in this article.
6.	The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification may be entitled under any by-laws, agreement, resolution of the General Meeting of Shareholders or of the disinterested managing directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a managing director, officer or agent and shall also inure to the benefit of the heirs, executors and administrators of such a person.
7.	The company shall have the power to purchase and maintain insurance on behalf of any person who is or was a managing director, officer or agent of the company, or is or was serving at the request of the company as a managing director, officer, employee or agent of another company, a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.
8.	Whenever in this article reference is made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its managing directors, officers or agents so that any person who is or was a managing director, officer or agent of such constituent company, or is or was serving at the request of such constituent company as a managing director, officer or agent of another company, a partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.
General Meetings of Shareholders. Annual General Meeting of Shareholders.
Article 20.
1.	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

2.	At this General Meeting of Shareholders the following subjects shall be considered:
a.	the written annual report prepared by the Board of Managing Directors on the course of business of the company and the conduct of its affairs during the past financial year;
b.	the adoption of the annual accounts;
c.	the discharge of the members of the Board of Managing Directors for actions in respect of their management during the past financial year;
d.	the appointment of a managing director for each vacancy on the Board of Managing Directors in accordance with the provisions of article 14;
e.	the proposals placed on the agenda by the Board of Managing Directors, and announced with due regard to article 23;
f.	other proposals, made no later than on the sixtieth day before that meeting to the Board of Managing Directors by shareholders or other persons entitled to attend the meeting who solely or jointly represent at least one percent (1%) of the issued share capital or represent at least a stock-market value as established by law at the time of the request, unless there is an important reason, such as to be determined in a binding manner by the Board of Managing Directors.
Extraordinary General Meetings of Shareholders.
Article 21.
Extraordinary General Meetings of Shareholders shall be convened as often as deemed necessary by the Board of Managing Directors without prejudice to the provisions of sections 2: 108a, 110, 111 and 112 of the Dutch Civil Code.
Place and notice of General Meetings of Shareholders.
Article 22.
1.	General Meetings of Shareholders shall be held at Amsterdam or Haarlemmermeer (Schiphol airport). The notice convening the meeting shall inform the shareholders and the holders of a right of usufruct or pledge who have the right to vote accordingly.
2.	Without prejudice to what has been provided in section 2:96a paragraph 4 of the Dutch Civil Code, the shareholders of the company shall be convened by a notice to the addresses of those shareholders mentioned in the shareholder’s register.

3.	General Meetings of Shareholders shall be convened by the Board of Managing Directors.
Notice period. Agenda.
Article 23.
1.	The convocation of a General Meeting of Shareholders shall take place no later than on the fifteenth day prior to the meeting. The notice shall always contain or be accompanied by the agenda for the meeting.
2.	The agenda shall contain the subjects to be considered at the meeting or shall note that the shareholders and other persons entitled to attend the meeting may take cognisance of these at the offices of the company, without prejudice to the provisions of article 7 paragraph 4 and article 37 paragraph 2.
3.	Topics that were not specified in the convocation may be announced at a later date in the manner referred to in article 22 paragraph 2 with due regard to the applicable notice period.
Chairman of the General Meetings of Shareholders. Minutes.
Article 24.
1.	General Meetings of Shareholders shall be presided by a person nominated by the Board of Managing Directors. The chairman of the meeting shall appoint the secretary of that meeting.
2.	The secretary of the meeting shall keep the minutes of the business transacted at the meeting, which minutes shall in evidence of their adoption be signed by the chairman and the secretary.
3.	The chairman of the meeting may request a civil law notary to include the minutes of the meeting in a notarial report.
Attendance at General Meetings of Shareholders.
Article 25.

1.	All shareholders and holders of a right of usufruct or pledge who have the right to vote are entitled to attend the General Meetings of Shareholders, to address the General Meeting of Shareholders and to vote.
2.	The General Meeting of Shareholders may adopt rules regarding, inter alia, the length of time for which attendees may speak. In so far as such rules are not applicable, the chairman may determine the time for which shareholders may speak if he considers this desirable with a view to the orderly proceeding of the meeting.
3.	Shareholders and holders of a right of usufruct or pledge who have a right to vote may be represented by proxies authorised in writing.
Admittance to the General Meeting of Shareholders.
Article 26.
1.	Unless the provisions of paragraphs 3 and 4 apply, every holder of shares that do not belong to a collective depot or a giro depot as referred to in the Dutch Securities Book-Entry Transfer Act (Wet giraal effectenverkeer) and every other party entitled to attend the meeting who derives his rights from such shares, is only entitled to attend the General Meeting of Shareholders in person, or represented by a person holding a written proxy, to address the meeting and, in as far as he has voting rights, to vote at the meeting, if he has informed the Board of Managing Directors in advance of his intention to attend the meeting. The Board of Managing Directors shall have received this notification no later than the seventh day before said meeting.

If and in as far as the rights referred to in this paragraph pertain to shares that belong to a collective depot, anyone who has rights as a joint owner of the collective depot, is entitled to exercise these rights, provided he has lodged a written statement from an admitted institution at the offices of the company or at another place as noted in the convocation to the meeting no later than the seventh day before the meeting, stating that the number of shares referred to in that statement belong to a collective depot and that the person referred to in that stated is a joint owner for the quoted number of shares and shall remain a joint owner until the end of the meeting.
2.	If the rights to attend a meeting in accordance with paragraph 1 are exercised by a person holding a written proxy, without prejudice to the requirement to lodge the aforementioned notification, the required notification and the proxy should be received by the Board of Managing Directors no later than on the seventh day before said meeting.
3.	In terms of applying the provisions of paragraph 1, the Board of Managing Directors may determine that those entitled to vote and/or attend the meeting shall be those who (i) are a shareholder or otherwise entitled to attend the meeting at a certain time to be determined by the Board of Managing Directors, this time being referred to hereinafter as the “time of registration” and (ii) are registered as such in a register designated by the Board of Managing Directors (or one of more parts thereof), hereinafter referred to as “the register”, provided (iii) prior to the General Meeting of Shareholders, at the request of the relevant shareholder or other person entitled to attend the meeting, the holder of the register has informed the company in writing that the relevant shareholder or other person entitled to attend the meeting intends to attend the General Meeting of Shareholders, irrespective of who is a shareholder or other person entitled to attend the meeting at the time of the General Meeting of Shareholders. The notification shall state the name and the number of shares or depository receipts for shares for which the shareholder or other person entitled to attend the meeting is entitled to attend the meeting, to address the meeting and, in as far as applicable, to exercise voting rights. That stated under (iii) in respect of notification to the company also applies to the person holding a written proxy for a shareholder of other person entitled to attend the meeting. The time of registration cannot be sooner than a time on the seventh day and cannot be later than a time on the third day before said General Meeting of Shareholders. The convocation to the General Meeting of Shareholders shall state these times if and in as far as they are applicable, and where and the manner in which registration shall take place.
4.	If the Board of Managing Directors invokes their authority as referred to in paragraph 3, the holders of a written proxy must submit their proxy to the holder of the register before the notification, as referred to in paragraph 3, takes place. The holder of the register shall send the submitted proxies with the written notification to the company as referred to under paragraph 3 (iii).
5.	The Chairman of the meeting shall decide whether persons other than those who are entitled to admittance pursuant to the aforementioned shall be admitted to the meeting.
Adoption of resolutions.
Article 27.
1.	Unless stated otherwise in these articles of association, resolutions shall be validly adopted if adopted by a simple majority of votes. Blank and invalid votes shall not be counted. The chairman shall decide on the method of voting and on the possibility of voting by acclamation.
2.	If the voting concerns the appointment of a person and more than one person has been nominated for appointment, then votes shall be taken until one of the nominees has obtained a simple majority of the votes cast. In the event of a tie in votes between two persons, it shall be decided by drawing up lots which of the two is elected.

3.	In the event of a tie in votes on matters other than the election of persons, the motion shall be adopted if it concerns a proposal of the Board of Managing Directors, and rejected if it concerns a proposal of any other person or body of the company.
4.	In determining to which extent shareholders vote, are present or represented, or to which extent the share capital is provided or is represented, shares with respect to which the law provides that no votes can be cast for them, shall not be taken into account.
Article 28.
Each share shall confer the right to cast one (1) vote.
Article 29.
No vote may be cast at the General Meeting of Shareholders in respect of shares owned by the company or by a subsidiary thereof. However, holders of a right of usufruct or pledge on shares belonging to the company or a subsidiary thereof shall not be excluded from voting if the right of usufruct or pledge was created before the shares came into the possession of the company or a subsidiary thereof. The company or a subsidiary thereof may not cast a vote in respect of shares on which it enjoys a right of usufruct or pledge.
Notifications to shareholders.
Article 30.
All notifications to shareholders must be made in accordance with the provisions relating to the convening of a General Meeting of Shareholders as set out in article 22, paragraph 2.
Financial year, annual accounts and annual report.
Article 31.
1.	The financial year of the company shall coincide with the calendar year.

2.	Each year the Board of Managing Directors shall cause annual accounts to be drawn up, consisting of a balance sheet as at the thirty-first day of December and a profit and loss account in respect of the preceding financial year, together with the explanatory notes thereto. The Board of Managing Directors shall furthermore prepare a report on the course of business of the company in the preceding year.
3.	The Board of Managing Directors shall draw up the annual accounts in accordance with applicable generally accepted accounting principles and all other applicable provisions of the law.

The annual accounts shall be accompanied by the auditor’s certificate as referred to in the next article, by the annual report and by the other data referred to in section 2:392 paragraph 1 of the Dutch Civil Code.
4.	The annual accounts shall be signed by all managing directors. The company shall ensure that the annual accounts, the annual report, and the other data mentioned in paragraph 3 intended for being discussed, are available for inspection by the shareholders at its offices as from the date of the notice convening the General Meeting of Shareholders, at which meeting they shall be discussed until the end thereof. The shareholders and the holders of a right of usufruct or pledge who have the right to vote may inspect those documents there and obtain a copy of them free of charge.
5.	Adoption of the annual accounts by the General Meeting of Shareholders shall not automatically discharge the members of the Board of Managing Directors for actions in respect of their management during the past financial year. Such a discharge of the Board of Managing Directors can only take place upon adoption of a separate resolution to that effect by the General Meeting of Shareholders.

If the General Meeting of Shareholders has not been given the opportunity to take cognizance of the certificate of the auditor referred to in the next article, the annual accounts cannot be adopted, unless the other data mentioned in paragraph 3 mention a legal ground why this certificate is missing.
6.	The Board of Managing Directors has the obligation to deposit a full copy of the annual accounts to the extent required by law, and also a copy of the auditor’s certificate as referred to in the next article referring to those annual accounts at the office of the Trade Register within eight days after their adoption for any person’s inspection.

If and in so far as it is required by law, the annual report and the other data mentioned in paragraph 3 shall be disclosed, this simultaneously with, and in the same manner as, the annual accounts.
7.	The provisions of sections 2:101, 2:102 and 2:103 as well as Part 7 of Book 2 of the Dutch Civil Code shall also apply to the annual accounts and the annual report.
Auditor.
Article 32.
1.	The company shall instruct an auditor as mentioned in article 2:393 of the Dutch Civil Code to audit the annual accounts in accordance with the provisions in paragraph 3 of that article.
2.	The General Meeting of Shareholders shall be authorized to give the instruction. If it fails to do so, the Board of Managing Directors shall be authorized in this respect.

The instruction can be withdrawn both by the General Meeting of Shareholders and by the Board of Managing Directors.
3.	The auditor shall issue a report concerning his audit to the Board of Managing Directors and shall mention the result of his audit in a certificate indicating whether the annual accounts give a true and fair view.
Profits, distribution of profits and payment of the expense of the reserves.
Article 33.

1.	“Profits” shall be understood to be the surplus shown by the duly adopted profit and loss account included in the duly adopted annual accounts of the company.
2.	The company may only make distributions of profits to shareholders and other parties entitled to profits to the extent that the shareholders’ equity exceeds the paid up and called up part of its capital plus the reserves which are required to be maintained by law.
3.	Distribution of profits may only be made after adoption of the annual accounts showing that the distribution is permissible.
4.	The Board of Managing Directors shall determine which part of the profits shall be distributed.
5.	The profits that remain after the application of the provisions of paragraph 4, shall be reserved.
6.	On the recommendation of the Board of Managing Directors, the General Meeting of Shareholders may resolve to make payments to shareholders at the expense of that part of the equity that exceeds the paid up and called up part of the capital plus the reserves which are required to be maintained by law, in so far as the shareholders are entitled to that part of the equity.

The provisions of paragraph 1 of the next article shall apply equally.
Article 34.
1.	On the recommendation of the Board of Managing Directors, the General Meeting of Shareholders shall be authorised to resolve, that payment of dividend or another payment on shares is made or is partly made by payment in shares in the capital of the company instead of cash.
2.	For the computation of the amount of profit to be distributed on each share, the shares in the capital of the company held by the company itself shall not be taken into account, unless a right of usufruct in favour of somebody else is created on such shares.
3.	A deficit may only be set off against reserves required to be maintained by law in as far this is permitted by law.
Article 35.
The Board of Managing Directors may resolve to pay one or more interim dividends, provided that the requirements mentioned in the provisions of article 33, paragraph 2 have been met, as evidenced by an interim statement of assets and liabilities. This shall relate to the situation of the assets and liabilities on, at the earliest, the first day of the third month before the month in which resolution to distribute has been disclosed. It shall be drawn up on the basis of generally accepted valuation methods.
The amounts required to be maintained by law shall be included in the statement of assets and liabilities. It shall be signed by the managing directors; if the signature of one or more of them is missing, this shall be stated giving reasons for this.

The company shall deposit the statement of assets and liabilities at the office of the Trade Register within eight days after the day on which the resolution to distribute has been disclosed.
Payability of dividends.
Article 36.
1.	Dividends and other distributions shall be payable on a date to be determined by the Board of Managing Directors but in any case within four weeks after their adoption.
2.	Dividends and other distributions shall be made payable at an address or addresses in The Netherlands to be determined by the Board of Managing Directors.
3.	Cash distributions shall, if and to the extent such distributions are made payable outside The Netherlands, be paid in the currency of the country concerned, converted at the rate of exchange on the London Stock Exchange at the close of business on the day before the date on which the distribution is declared. If and in so far as on the first day on which a distribution is payable, the company is unable, in consequence of government action or other exceptional circumstances beyond its control, to make payment at the place designated outside The Netherlands, the Board of Management Directors may in that event designate one or more places in The Netherlands instead. In such event the provisions of the first sentence of this paragraph shall no longer apply.
4.	The person entitled to dividends or other distribution on shares shall be the person in whose name the share is registered.
5.	Distributions in cash that have not been collected within five years and two days after having become due and payable shall revert to the company.
6.	In the case of a distribution under article 34, paragraph 1, any shares in the capital of the company not claimed within a period to be determined by the Board of Managing Directors shall be sold for the account of the persons entitled to the distribution who failed to claim the shares. The net proceeds of such sale shall thereafter be held at the disposal of the above persons in proportion to their entitlement; the right to the proceeds shall lapse, however, if the proceeds are not claimed within thirty years after the date on which the distribution in shares was made payable.
7.	The provisions of paragraph 5 shall apply equally in respect of distributions — including pre-emption subscription rights in the event of a share issue — made otherwise than under articles 35, 36 or 37, provided that in addition thereto in the Dutch State Gazette (“Staatscourant”) shall be announced the issue of shares with a pre-emption subscription right and the period of time within which such can be exercised. Such pre-emption subscription right can be executed during at least two weeks after the day of notice in said State Gazette.

Amendment to the articles of association, legal merger, legal split and dissolution.
Article 37.
1.	If a proposal concerning amendment of these articles of association, legal merger, legal split or dissolution of the company is made to the General Meeting of Shareholders, this shall always be mentioned in the notice of meeting.
2.	The persons who have convened such a meeting, shall, if this meeting concerns amendment of these articles of association, deposit, simultaneously with the notice of the meeting, a copy of the proposal containing the literal text of the proposed amendment at the offices of the company specified in the notice of meeting, for inspection by all the shareholders and holders of a right of usufruct or pledge who have the right to vote until the end of the meeting.

On failure of this, the resolution with respect to this proposal may only be adopted by unanimous vote in a meeting at which the entire issued capital is represented.
3.	The Board of Managing Directors has the obligation to make available a copy of the proposal free of charge, to the shareholders and holders of a right of usufruct or pledge who have the right to vote.
Liquidation.
Article 38.
1.	In the event of dissolution of the company pursuant to a resolution to that effect, the company shall be wound up by the Board of Managing Directors, unless determined otherwise by the General Meeting of Shareholders.
2.	The General Meeting of Shareholders shall determine the remuneration of the liquidators. The liquidation shall take place with due observance of the provisions of these articles of association and of the relevant provisions of the law.
3.	During the liquidation the provisions of these articles of association shall, to the extent possible, remain in full force and effect.
4.	After the company has ceased to exist, the books, records and other data carriers of the company shall remain in the custody of the person designated for that purpose by the liquidators during a seven-year period.
Article 39.
The assets of the liquidated company that remain after the creditors have been paid shall be distributed to the holders of shares in proportion to the aggregate amount of their shares.
Transitional provision. Article 40.
The first financial year of the company shall end on the thirty-first day of December two thousand seven. This article will remain into effect until the first financial year has lapsed.

TvD/BMtK//5000.068701/70-20450256
DOORLOPENDE TEKST VAN DE STATUTEN VAN
BARCLAYS (NETHERLANDS) N.V. (voorheen genaamd Odysseus Holdings N.V.) zoals deze luiden na de akte van statutenwijziging verleden op 8 juni 2007 voor een waarnemer van notaris dr. T.P. van Duuren te Amsterdam.
STATUTEN
Naam en zetel.
Artikel 1.
1.	De vennootschap is genaamd:

Barclays (Netherlands) N.V.

2.	Zij heeft haar statutaire zetel te Amsterdam.
Doel.
Artikel 2.
De vennootschap heeft ten doel:
a.	het oprichten van, het verkrijgen van, het deelnemen in, het financieren van, het beheren en/of op andere wijze belangen nemen in andere vennootschappen en ondernemingen van welke aard ook;
b.	het verkrijgen, het ontwikkelen, het gebruiken en vervreemden van industriële en intellectuele eigendomsrechten;
c.	het bijeenbrengen van gelden door middel van effecten, bankleningen, obligaties en andere schuldbrieven, en het op andere wijze opnemen van geldleningen, het verstrekken van geldleningen, het verstrekken van garanties, het verstrekken van zekerheden voor schulden van de vennootschap of andere vennootschappen die met haar in een groep verbonden zijn;
en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.
Kapitaal.
Artikel 3.
Het maatschappelijk kapitaal van de vennootschap bedraagt zeshonderd miljoen euro (EUR 600.000.000,00), verdeeld in vijf miljard (5.000.000.000) aandelen elk nominaal groot twaalf eurocent (EUR 0,12).
Uitgifte van aandelen. Opname in girale systeem. Verzameldepot en girodepot. Uitlevering.

Artikel 4.
1.	De directie is bevoegd tot uitgifte van aandelen te besluiten en tot het vaststellen van de koers en de verdere voorwaarden van de uitgifte.
2.	De bevoegdheid van de directie als bedoeld in lid 1 betreft alle nog niet uitgegeven aandelen die het maatschappelijk kapitaal van de vennootschap thans omvat of te eniger tijd zal omvatten en zal geldig zijn voor de duur van vijf jaren vanaf twee mei tweeduizend zeven en eindigend op een mei tweeduizend twaalf, tenzij verlenging plaatsvindt.
3.	De aanwijzing van de directie als het orgaan dat bevoegd is te besluiten tot uitgifte van aandelen als bedoeld in lid 1, kan bij de statuten of bij besluit van de algemene vergadering van aandeelhouders telkens voor ten hoogste vijf jaren worden verlengd. Bij de verlenging wordt bepaald hoeveel aandelen mogen worden uitgegeven.

Een bij besluit van de algemene vergadering van aandeelhouders gegeven verlenging kan, tenzij bij het betreffende besluit anders is bepaald, niet worden ingetrokken.
4.	Indien de aanwijzing van de directie als het orgaan dat bevoegd is te besluiten tot uitgifte van aandelen eindigt, kunnen aandelen slechts worden uitgegeven ingevolge een besluit van de algemene vergadering van aandeelhouders, behoudens aanwijzing van een ander vennootschapsorgaan door de algemene vergadering van aandeelhouders. Het besluit van de algemene vergadering van aandeelhouders tot uitgifte van aandelen of tot aanwijzing van een ander vennootschapsorgaan kan slechts worden genomen op voorstel van en tegen een koers en verdere voorwaarden vastgesteld door de directie.
5.	Het bepaalde in de leden 1 tot en met 4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.
6.	Onverminderd het bepaalde in artikel 2:80 lid 2 van het Burgerlijk Wetboek worden aandelen nimmer beneden pari uitgegeven. Bedongen kan worden dat een deel, ten hoogste drie vierden, van het nominale bedrag eerst behoeft te worden gestort nadat de vennootschap het zal hebben opgevraagd.
7.	Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort alsmede, indien het aandeel voor een hoger bedrag wordt genomen, het verschil tussen die bedragen, zulks onverminderd het bepaalde in artikel 2:80 lid 2 van het Burgerlijk Wetboek.
8.	Storting op aandelen moet in geld geschieden, voor zover niet een andere inbreng is overeengekomen.

9.	De directie is zonder voorafgaande goedkeuring van de algemene vergadering van aandeelhouders bevoegd tot het aangaan van rechtshandelingen betreffende inbreng op aandelen anders dan in geld en van de andere rechtshandelingen genoemd in artikel 2:94 lid 1 van het Burgerlijk Wetboek.
10.	Bij uitgifte van een aandeel kan de levering ter opname in het girodepot onderscheidenlijk ter opname in een verzameldepot geschieden door de vennootschap zonder medewerking van de andere aangesloten instellingen respectievelijk de andere deelgenoten in het verzameldepot. Daartoe is voldoende dat de vennootschap het aandeel ten name van het centraal instituut respectievelijk de desbetreffende aangesloten instelling opneemt in het aandelenregister, met vermelding van het feit dat het aandeel is gaan behoren tot het girodepot onderscheidenlijk het desbetreffende verzameldepot en van de overige gegevens bedoeld in artikel 5 lid 2, en het centraal instituut respectievelijk de desbetreffende aangesloten instelling de levering aanvaardt.
11.	Indien een aandeel wordt geleverd ter opname in een verzameldepot wordt de levering aanvaard door de desbetreffende aangesloten instelling. Indien een aandeel wordt geleverd ter opname in het girodepot wordt de levering aanvaard door het centraal instituut.

De levering en aanvaarding kan geschieden zonder medewerking van de andere deelgenoten in het verzameldepot respectievelijk zonder medewerking van andere aangesloten instellingen.
12.	De vennootschap kan krachtens besluit van de raad van bestuur uitlevering in de zin van artikel 26 van de Wet giraal effectenverkeer van aandelen onmogelijk maken. Het besluit daartoe kan tegenover een deelgenoot niet eerder worden ingeroepen dan zes (6) maanden na publicatie van het besluit in ten minste één landelijk verspreid dagblad. De vennootschap kan bij besluit van de raad van bestuur een dergelijk besluit herroepen. In een dergelijk geval is uitlevering mogelijk vanaf de dag volgend op die waarop een dergelijk besluit in ten minste één landelijk verspreid dagblad is aangekondigd.
13.	Een aangesloten instelling is bevoegd aandelen te leveren ter opname in het girodepot en, voor zover uitlevering niet onmogelijk is gemaakt, tot uitlevering uit het verzameldepot zonder de medewerking van de andere deelgenoten. Het centraal instituut is, voor zover uitlevering niet onmogelijk is gemaakt, bevoegd tot uitlevering uit het girodepot ter opname in een verzameldepot zonder medewerking van de andere deelgenoten.
14.	Op uitgifte van aandelen, de voorwaarden van uitgifte en het verlenen van rechten tot het nemen van aandelen is voorts het bepaalde in de artikelen 2:96 en 2:97 van het Burgerlijk Wetboek van toepassing

15.	Op de storting op aandelen en inbreng op aandelen anders dan in geld is voorts het bepaalde in de artikelen 2:80, 2:80a, 2:80b en 2:94b van het Burgerlijk Wetboek van toepassing.
Voorkeursrechten.
Artikel 5.
1.	Onverminderd het hierna in dit artikel bepaalde, heeft iedere houder van aandelen bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen. Hetzelfde geldt voor het verlenen van rechten tot het nemen van aandelen. Een aandeelhouder heeft geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.
2.	Een aandeelhouder heeft geen voorkeursrecht op aandelen die worden uitgegeven tegen inbreng anders dan in geld en op aandelen die worden uitgegeven aan personen die bij de vennootschap of een vennootschap waarmee de vennootschap een groep vormt werkzaam zijn krachtens een arbeidsovereenkomst.
3.	De directie is bevoegd tot het beperken of uitsluiten van het aan aandeelhouders toekomende voorkeursrecht, met dien verstande dat zij deze bevoegdheid slechts kan uitoefenen indien zij tevens bevoegd is te besluiten tot uitgifte van aandelen. De bevoegdheid van de directie tot het beperken of uitsluiten van voorkeursrechten eindigt op het tijdstip waarop de bevoegdheid van de directie tot uitgifte van aandelen eindigt. Het bepaalde in de leden 1 tot en met 4 van artikel 4 is van overeenkomstige toepassing.
4.	Op voorkeursrechten is voorts het bepaalde in artikel 2:96a van het Burgerlijk Wetboek van toepassing.
Eigen aandelen.
Artikel 6.
1.	Verkrijging door de vennootschap van niet-volgestorte aandelen in haar kapitaal is nietig.

2.	De vennootschap kan onder bezwarende titel eigen aandelen verkrijgen indien en voor zover:
a.	haar eigen vermogen verminderd met de verkrijgingsprijs niet kleiner is dan de som van het geplaatste en opgevraagde kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden;
b.	het totale nominale bedrag van de aandelen in haar kapitaal die de vennootschap verkrijgt, houdt of in pand houdt, of die worden gehouden door een dochtermaatschappij, niet meer beloopt dan een tiende van het totale geplaatste kapitaal; en

c.	de algemene vergadering van aandeelhouders aan de directie machtiging heeft verleend tot het verkrijgen van zodanige aandelen, welke machtiging telkens voor ten hoogste achttien maanden kan worden verleend.
3.	Aldus verkregen aandelen kunnen weer door de vennootschap worden vervreemd. Indien certificaten van aandelen in de vennootschap zijn uitgegeven, worden voor de toepassing van dit lid en het vorige lid zodanige certificaten met aandelen gelijkgesteld.
4.	De vennootschap kan aandelen in haar kapitaal of certificaten daarvan verkrijgen om deze, krachtens een voor hen geldende regeling, over te dragen aan personen die bij de vennootschap of een groepsmaatschappij werkzaam zijn krachtens een arbeidsovereenkomst. In afwijking van het bepaalde in de leden 2 en 3 is voor deze verkrijging van aandelen of certificaten de machtiging van de algemene vergadering van aandeelhouders niet vereist.
5.	Op aandelen in het kapitaal van de vennootschap of certificaten daarvan, te verkrijgen of verkregen door de vennootschap zelf is voorts het bepaalde in de artikelen 2:89a, 2:95, 2:98, 2:98a, 2:98b en 2:98d van het Burgerlijk Wetboek van toepassing.
Kapitaalvermindering.
Artikel 7.
1.	De algemene vergadering van aandeelhouders kan besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van de aandelen bij statutenwijziging te verminderen.
2.	Het besluit tot kapitaalvermindering zal slechts kunnen worden genomen met ten minste twee derden van de uitgebrachte stemmen indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.
3.	De kapitaalvermindering moet naar evenredigheid op de daarin betrokken aandelen geschieden, tenzij alle betrokken aandeelhouders ermee instemmen dat van deze evenredigheid wordt afgeweken.
4.	De oproeping tot een algemene vergadering van aandeelhouders waarin een besluit tot kapitaalvermindering wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering. In het besluit tot kapitaalvermindering moeten de aandelen waarop het besluit betrekking heeft worden aangewezen en moet de uitvoering van het besluit zijn geregeld.
5.	Op vermindering van het geplaatste kapitaal is voorts het bepaalde in de artikelen 2:99 en 2:100 van het Burgerlijk Wetboek van toepassing.
Aandelen.
Artikel 8.
Alle aandelen luiden op naam.
Aandeelhoudersbewijzen.

Artikel 9.
Aandeelhoudersbewijzen worden niet uitgegeven.
Aandelenregister.
Artikel 10.
1.	Door of namens de vennootschap wordt een aandelenregister gehouden, dat regelmatig wordt bijgehouden en dat, geheel of gedeeltelijk, uit meerdere exemplaren kan bestaan en op meerdere adressen kan worden gehouden, een en ander zoals de directie zal bepalen. Een deel van het register kan in het buitenland worden gehouden om te voldoen aan buitenlandse wettelijke vereisten of aan de vereisten gesteld door een buitenlandse effectenbeurs.
2.	Een duplicaat aandelenregister zal te allen tijde in het Verenigd Koninkrijk worden gehouden en elke inschrijving in het duplicaat aandelen register zal onmiddellijk ook worden opgenomen in het aandelenregister genoemd in het vorig lid van dit artikel, en vice versa.
3.	In het geval aandelen zijn geleverd aan een aangesloten instelling ter opname in een verzameldepot of aan het centraal instituut ter opname in het girodepot, wordt de naam en het adres van de aangesloten instelling onderscheidenlijk het centraal instituut opgenomen in het aandelenregister, met vermelding van de datum waarop die aandelen zijn gaan behoren tot een verzameldepot onderscheidenlijk het girodepot alsmede de datum van de erkenning of betekening.
4.	Iedere houder van een aandeel dat niet behoort tot een verzameldepot of het girodepot en ieder die een recht van vruchtgebruik of een pandrecht heeft op een zodanig aandeel is verplicht aan de vennootschap schriftelijk zijn adres op te geven.
5.	De directie bepaalt de vorm en de inhoud van het register met inachtneming van het in de eerste twee leden van dit artikel bepaalde.
6.	Op zijn verzoek wordt aan een aandeelhouder om niet een schriftelijke verklaring verstrekt van hetgeen het register vermeldt omtrent te zijnen name inschreven aandelen, welke verklaring kan worden ondertekend namens de vennootschap door een daartoe door de directie aan te wijzen bijzondere gemachtigde.
7.	Het in de leden 1, 4 en 5 bepaalde is van overeenkomstige toepassing ten aanzien van hen die een recht van vruchtgebruik of een pandrecht hebben op een of meer aandelen.
8.	Op het aandelenregister is voorts het bepaalde in artikel 2:85 van het Burgerlijk Wetboek van toepassing.
Levering van aandelen.
Artikel 11.

1.	Voor de levering van een aandeel is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.
2.	Behoudens in geval de vennootschap zelf bij de rechtshandeling partij is kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap die rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het in de wet daaromtrent bepaalde.
3.	De levering van een aandeel in een verzameldepot of girodepot of de levering van een beperkt recht daarop, geschiedt op de wijze als bepaald in de Wet giraal effectenverkeer.
Artikel 12.
1.	Het in artikel 11 bepaalde vindt overeenkomstige toepassing ten aanzien van de toebedeling van aandelen bij verdeling van enige vorm van gemeenschap, de levering van een aandeel als gevolg van executie van een pandrecht, de vestiging, afstand en levering van een recht van vruchtgebruik op een aandeel en de vestiging en afstand van een pandrecht op een aandeel.
2.	Op de levering van aandelen is voorts het bepaalde in artikel 2:86 van het Burgerlijk Wetboek van toepassing.
Vruchtgebruik en pandrecht op aandelen. Uitgifte van certificaten van aandelen. Artikel 13.
1.	De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd. In afwijking van het bepaalde in de vorige zin komt het stemrecht aan de vruchtgebruiker of pandhouder toe indien zulks bij de vestiging van het vruchtgebruik of pandrecht is bepaald.
2.	De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker of pandhouder die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan houders van certificaten die met medewerking van de vennootschap zijn uitgegeven.
3.	Aan de vruchtgebruiker of pandhouder die geen stemrecht heeft komen niet de rechten toe die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen.
4.	De vennootschap is niet bevoegd haar medewerking te verlenen aan de uitgifte van certificaten van aandelen.
Bestuur. Benoeming. Taakverdeling.
Artikel 14.
1.	Het bestuur van de vennootschap wordt gevormd door een directie, bestaande uit één of meer directeuren.
2.	De directeuren worden benoemd door de algemene vergadering van aandeelhouders.

3.	Iedere directeur kan te allen tijde door de algemene vergadering van aandeelhouders worden geschorst en ontslagen.
4.	Elke schorsing kan één of meer malen worden verlengd doch in totaal niet langer duren dan drie maanden. Is na verloop van die tijd geen beslissing genomen omtrent de opheffing van de schorsing of ontslag, dan eindigt de schorsing.
5.	De bezoldiging en verdere voorwaarden waaronder de directeuren hun werkzaamheden verrichten worden, voor iedere directeur afzonderlijk, bepaald door de algemene vergadering van aandeelhouders.
Artikel 15.
1.	Behoudens de beperkingen volgens de statuten is de directie belast met het besturen van de vennootschap.
2.	De directie kan een reglement vaststellen waarbij regels worden gegeven omtrent de besluitvorming van de directie. Het reglement behoeft de goedkeuring van de algemene vergadering.
3.	De directie kan bij een taakverdeling bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De taakverdeling behoeft de goedkeuring van de algemene vergadering.
4.	Onverminderd het elders in de statuten bepaalde zijn aan de goedkeuring van de algemene vergadering van aandeelhouders onderworpen de besluiten van de directie omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in ieder geval:
a.	overdracht van de onderneming van de vennootschap of vrijwel de gehele onderneming van de vennootschap aan een derde;
b.	het aangaan of verbreken van duurzame samenwerking van de vennootschap of een dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de vennootschap;

c.	het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste één/derde van het bedrag van de activa volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.
Artikel 16.
Ingeval van belet of ontstentenis van een of meer directeuren berust het bestuur bij de overblijvende directeuren dan wel de enige overgebleven directeur. Ingeval van belet of ontstentenis van alle directeuren of van de enige directeur, berust het bestuur tijdelijk bij een door de algemene vergadering van aandeelhouders daartoe aangewezen persoon.
Vertegenwoordiging.

Artikel 17.
1.	De vennootschap wordt vertegenwoordigd door de directie. Indien de directie uit twee of meer directeuren bestaat, komt de bevoegdheid tot vertegenwoordiging behalve aan de directie mede aan twee gezamenlijk handelende directeuren toe.

Onverminderd het hiervoor in dit lid bepaalde heeft de directie de bevoegdheid om een of meer procuratiehouders aan te stellen teneinde de vennootschap binnen de door de directie gestelde grenzen te vertegenwoordigen. De titulatuur van de procuratiehouders wordt door de directie bepaald.
2.	Indien een directeur een overeenkomst met de vennootschap sluit, of in privé enigerlei procedure tegen de vennootschap voert, wordt de vennootschap ter zake vertegenwoordigd door de overige directeuren mits zij gezamenlijk handelen overeenkomstig het bepaalde in het vorige lid, tenzij de algemene vergadering van aandeelhouders daartoe een andere persoon aanwijst of de wet op andere wijze in de aanwijzing voorziet. Zodanige persoon kan ook de directeur zijn, te wiens aanzien het tegenstrijdige belang bestaat. Indien een directeur op andere wijze dan in de eerste zin van dit lid omschreven een belang heeft, dat strijdig is met dat der vennootschap, is hij, evenals iedere andere directeur, bevoegd de vennootschap te vertegenwoordigen, mits zij gezamenlijk handelen overeenkomstig het bepaalde in het vorige lid.
Voorzitter van de directie. Besluiten van de directie. Directieregelement.
Artikel 18.
1.	De directie benoemt een van de directeuren tot voorzitter van de directie.

2.	Besluiten van de directie worden geldig genomen, indien zij worden genomen bij een gewone meerderheid van stemmen. Iedere directeur heeft het recht een stem uit te brengen. Bij afwezigheid kan een directeur een volmacht verlenen, echter slechts aan een andere directeur.
3.	De directie kan buiten vergadering schriftelijk besluiten nemen, mits de voorstellen voor dergelijke besluiten schriftelijk aan alle directeuren zijn medegedeeld en geen directeur zich tegen deze wijze van besluitvorming heeft verzet.
4.	Een door een directeur ondertekende verklaring dat de directie een bepaald besluit heeft genomen, geldt tegenover derden als bewijs van dat besluit.
5.	De directie kan een directiereglement opstellen met betrekking tot de interne organisatie van de directie. Dit directiereglement kan bepalingen bevatten betreffende de wijze van oproeping tot directievergaderingen en de interne procedures voor dergelijke vergaderingen. Deze vergaderingen kunnen ook zowel telefonisch als per video worden gehouden, mits alle deelnemende directeuren elkaar gelijktijdig kunnen verstaan.
Schadeloosstelling.
Artikel 19.

1.	De vennootschap stelt iedere persoon die, vanwege het feit dat hij directeur, functionaris of gevolmachtigde van de vennootschap is of was, of die op verzoek van de vennootschap als directeur, functionaris of gevolmachtigde van een andere — al dan niet rechtspersoonlijkheid bezittende — vennootschap, maatschap, joint venture, trust of andere onderneming optreedt of optrad, als partij betrokken is of was of als partij betrokken dreigt te worden bij een op handen zijnde, aanhangige of beëindigde actie of procedure van civielrechtelijke, strafrechtelijke of administratiefrechtelijke aard dan wel ter verkrijging van gegevens (anders dan een actie door of namens de vennootschap), schadeloos voor alle kosten (advocatenhonoraria inbegrepen), uitspraken, boetes en ter schikking betaalde bedragen die hij in werkelijkheid en redelijkerwijze heeft moeten dragen in verband met een dergelijke actie of procedure, indien hij te goeder trouw en op een wijze die hij redelijkerwijs beschouwde in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld, en hij, voor wat betreft een strafzaak of -procedure, geen goede redenen had aan te nemen dat zijn gedrag onwettig was. Het beëindigen van een actie of procedure door een uitspraak, bevel, schikking, veroordeling of het niet voeren van verweer of iets dat daarmee gelijk staat, brengt op zichzelf niet het vermoeden met zich mee dat de desbetreffende persoon niet te goeder trouw en niet op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld en dat hij, voor wat betreft een strafzaak of -procedure, goede redenen had aan te nemen dat zijn gedrag onrechtmatig was.
2.	De vennootschap stelt iedere persoon die, vanwege het feit dat hij directeur, functionaris of gevolmachtigde van de vennootschap is of was, of die op verzoek van de vennootschap als directeur, functionaris of gevolmachtigde van een andere — al dan niet rechtspersoonlijkheid bezittende — vennootschap, maatschap, joint venture, trust of andere onderneming optreedt of optrad, als partij betrokken is of was of als partij betrokken dreigt te worden bij een op handen zijnde, aanhangige of beëindigde actie of procedure, aanhangig gemaakt door of namens de vennootschap teneinde een uitspraak in haar voordeel te verkrijgen, schadeloos voor alle kosten (advocatenhonoraria inbegrepen) die hij in werkelijkheid en redelijkerwijze heeft moeten dragen in verband met de verdediging of schikking van een dergelijke actie of procedure, indien hij te goeder trouw en op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld, behalve dat geen schadeloosstelling zal plaatsvinden met betrekking tot een vordering, geschil of zaak ten aanzien waarvan deze persoon volgens de uitspraak aansprakelijk is wegens grove nalatigheid of opzettelijk tekortschieten in het uitoefenen van zijn taak jegens de vennootschap, tenzij en slechts voorzover de rechter waarvoor deze actie of procedure heeft gediend of een andere daartoe bevoegde rechter op verzoek beslist dat, ondanks het feit dat de persoon aansprakelijk bevonden is, hij toch, alle omstandigheden van het geval in aanmerking genomen, redelijkerwijs of billijkerwijs recht heeft op schadeloosstelling voor die kosten die de rechter, waarvoor de actie of de procedure gediend heeft, of die andere bevoegde rechter, juist acht.
3.	Voorzover een directeur, functionaris of gevolmachtigde van de vennootschap succes heeft gehad met het gevoerde verweer of anderszins met de verdediging van een actie of procedure bedoeld in de leden 1 en 2, of met de verdediging van een vordering, geschil of zaak daarin vervat, wordt hij schadeloos gesteld voor de door hem in verband daarmee in werkelijkheid en redelijkerwijs gemaakte kosten (advocatenhonoraria inbegrepen).
4.	Een schadeloosstelling door de vennootschap bedoeld in de leden 1 en 2 geschiedt (tenzij door een rechter bevolen) na een vaststelling dat schadeloosstelling van de directeur, de functionaris of gevolmachtigde onder de omstandigheden juist is, omdat hij voldaan had aan de van toepassing zijnde gedragsnorm genoemd in de leden 1 en 2.

Deze vaststelling geschiedt:
a.	hetzij door de directie met meerderheid van stemmen in een vergadering gevormd door directeuren die geen partij waren bij de actie of procedure; of
b.	hetzij indien de meerderheid als bedoeld onder a. daartoe besluit, door een onafhankelijk juridisch adviseur in een schriftelijke uitspraak; of

c.	hetzij door de algemene vergadering van aandeelhouders.
5.	Kosten gemaakt voor het voeren van verweer in een civielrechtelijke of strafrechtelijke actie of procedure kunnen door de vennootschap worden voorgeschoten in afwachting van de einduitspraak in de actie of procedure en wel krachtens besluit van de directie met betrekking tot het desbetreffende geval, na ontvangst van een toezegging door of namens de directeur, functionaris of gevolmachtigde om dit bedrag terug te betalen, tenzij uiteindelijk vastgesteld wordt dat hij het recht heeft door de vennootschap schadeloos gesteld te worden zoals in dit artikel bepaald.
6.	De schadeloosstelling voorzien in dit artikel wordt niet geacht enig ander recht uit te sluiten dat degene die schadeloosstelling tracht te verkrijgen zou kunnen toekomen krachtens een reglement, overeenkomst, besluit van de algemene vergadering van aandeelhouders of van de niet-belanghebbende leden van de directie of anderszins, zowel met betrekking tot handelingen in hoedanigheid als met betrekking tot handelingen in een andere hoedanigheid, terwijl hij een voornoemde hoedanigheid bekleedt, en zal blijven gelden voor een persoon die geen directeur, functionaris of gevolmachtigde meer is en zal ook ten goede komen aan de erfgenamen, uitvoerders van de uiterste wilsbeschikking en beheerders van de nalatenschap van een dergelijk persoon.
7.	De vennootschap is gerechtigd verzekeringen aan te gaan en aan te houden ten behoeve van iedere persoon die directeur, functionaris of gevolmachtigde van de vennootschap is of was, of die op verzoek van de vennootschap als directeur, functionaris of gevolmachtigde van een andere — al dan niet rechtspersoonlijkheid bezittende vennootschap -, maatschap, joint venture, trust of andere onderneming optreedt of optrad, ter dekking van iedere aansprakelijkheid die tegen hem is ingebracht en die hij moest dragen in zijn hoedanigheid, of die het gevolg is van zijn hoedanigheid als zodanig, ongeacht of de vennootschap bevoegd zou zijn hem krachtens de bepalingen van dit artikel voor deze aansprakelijkheid schadeloos te stellen of niet.
8.	Wanneer in dit artikel sprake is van de vennootschap wordt hieronder, behalve de ontstane of overblijvende vennootschap, ook begrepen iedere constituerende vennootschap (met inbegrip van iedere constituerende vennootschap van een constituerende vennootschap) die opgegaan is bij een consolidatie of fusie en die, indien zij afzonderlijk had voortbestaan, bevoegd zou zijn geweest de directeuren, functionarissen en gevolmachtigden schadeloos te stellen, zodat iedere persoon die directeur, functionaris of gevolmachtigde van een dergelijke constituerende vennootschap is of was, of die op verzoek van een dergelijke constituerende vennootschap als directeur, functionaris of gevolmachtigde van een andere al dan niet rechtspersoonlijkheid bezittende vennootschap, maatschap, joint venture, trust of andere onderneming optreedt of optrad, ten aanzien van de ontstane of overblijvende vennootschap dezelfde positie inneemt krachtens het in dit artikel bepaalde als hij zou hebben ingenomen ten aanzien van een dergelijke constituerende vennootschap indien zij afzonderlijk was blijven voortbestaan.
Algemene vergaderingen van aandeelhouders.
Jaarlijkse algemene vergadering van aandeelhouders.
Artikel 20.
1.	De jaarlijkse algemene vergadering van aandeelhouders wordt binnen zes maanden na het einde van het boekjaar gehouden.
2.	In deze algemene vergadering van aandeelhouders worden de volgende onderwerpen aan de orde gesteld:
a.	her door de directie schriftelijk uitgebrachte jaarverslag omtrent de gang van zaken van de vennootschap en het gevoerde bestuur gedurende het afgelopen boekjaar;

b.	de vaststelling van de jaarrekening;
c.	de kwijting van de bestuursleden voor het in het afgelopen boekjaar gevoerde bestuur;

d.	de benoeming van een directeur voor iedere vacature in de directie, overeenkomstig het in artikel 14 bepaalde;
e.	de voorstellen die door de directie op de agenda zijn geplaatst en zijn aangekondigd overeenkomstig artikel 23;
f.	andere voorstellen die niet later dan op de zestigste dag vóór die van de vergadering zijn gedaan aan de directie door aandeelhouders of andere vergadergerechtigden die alleen of gezamenlijk ten minste één procent (1%) van het geplaatste kapitaal vertegenwoordigen of ten minste een beurswaarde vertegenwoordigen zoals wettelijk vastgesteld ten tijde van het verzoek, tenzij een zwaarwichtig belang, zulks bindend vast te stellen door de directie, zich tegen behandeling van zodanig voorstel verzet.
Buitengewone algemene vergadering van aandeelhouders.
Artikel 21.
Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de directie dat nodig acht zonder beperking van de voorzieningen van het artikel 2 leden 108a, 110, 111 en 112 van het Burgerlijk Wetboek.
Plaats en oproeping voor de algemene vergadering van aandeelhouders.
Artikel 22.
1.	De algemene vergaderingen van aandeelhouders worden gehouden te Amsterdam of Haarlemmermeer (luchthaven Schiphol). De oproeping tot een vergadering zal de aandeelhouders en de vruchtgebruikers of pandhouders die stemrecht hebben dienaangaande inlichten.
2.	Onverminderd het bepaalde in artikel 2:96a lid 4 van het Burgerlijk Wetboek zal de oproeping tot een algemene vergadering van aandeelhouders geschieden door middel van oproepingsbrieven aan de adressen van de aandeelhouders zoals deze zijn vermeld in het aandeelhoudersregister van de vennootschap.

3.	De oproeping tot een algemene vergadering van aandeelhouders gaat uit van directie.
Oproepingstermijn. Agenda.
Artikel 23.
1.	De oproeping tot een algemene vergadering van aandeelhouders geschiedt niet later dan op de vijftiende dag voor die der vergadering. De oproeping vermeldt altijd, of gaat vergezeld van de agenda voor die vergadering.
2.	Bij de oproeping worden de te behandelen onderwerpen vermeld of wordt meegedeeld dat de aandeelhouders en andere vergadergerechtigden ervan kennis kunnen nemen ten kantore van de vennootschap, onverminderd het bepaalde in artikel 7 lid 4 en artikel 37 lid 2.

3.	Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de voor oproeping gedane termijn, op de wijze als vermeld in artikel 22 lid 2.
Voorzitter van de algemene vergaderingen van aandeelhouders. Notulen.
Artikel 24.
1.	De algemene vergaderingen van aandeelhouders worden voorgezeten door een andere door de directie aan te wijzen persoon. De voorzitter van de vergadering benoemt de secretaris van die vergadering.
2.	Van het verhandelde in een algemene vergadering van aandeelhouders worden door de secretaris van de vergadering notulen gehouden, die door de voorzitter en de secretaris worden getekend.
3.	De voorzitter van de vergadering kan een notaris verzoeken van de notulen van de vergadering een proces-verbaal op te maken.
Bijwonen van algemene vergaderingen van aandeelhouders.
Artikel 25.
1.	Alle aandeelhouders en vruchtgebruikers en pandhouders die stemrecht hebben in de algemene vergadering zijn gerechtigd de algemene vergadering van aandeelhouders bij te wonen, het woord te voeren en stem uit te brengen.
2.	De algemene vergadering van aandeelhouders kan een reglement vaststellen inhoudende, onder meer, de lengte van de spreektijd. Voor zover een reglement niet van toepassing is, kan de voorzitter de spreektijd vaststellen indien hij zulks met het oog op een goed verloop van de vergadering gewenst acht.
3.	Aandeelhouders en vruchtgebruikers en pandhouders die stemrecht hebben kunnen zich doen vertegenwoordigen via een schriftelijke volmacht.
Toegang tot de algemene vergadering van aandeelhouders.
Artikel 26.
1.	Tenzij het bepaalde in de leden 3 en 4 toepassing vindt, is iedere houder van aandelen die niet behoren tot een verzameldepot of een girodepot zoals omschreven in de Wet giraal effectenverkeer, alsmede iedere andere vergadergerechtigde die zijn rechten ontleent aan zodanige aandelen, slechts bevoegd hetzij in persoon, hetzij bij een schriftelijk gevolmachtigde, de algemene vergadering van aandeelhouders bij te wonen, daarin het woord te voeren en, voor zover hij het stemrecht heeft, ter vergadering stem uit te brengen, indien hij de directie schriftelijk in kennis heeft gesteld van het voornemen de vergadering bij te wonen. Deze kennisgeving moet uiterlijk de zevende dag vóór die van de vergadering door de directie zijn ontvangen.

Indien en voor zover de hiervoor in dit lid bedoelde rechten betrekking hebben op aandelen die behoren tot een verzameldepot is ieder die als deelgenoot gerechtigd is in het verzameldepot bevoegd die rechten uit te oefenen indien hij uiterlijk de zevende dag vóór die van de vergadering ten kantore van de vennootschap of elders ter plaatse, als in de oproeping tot de vergadering vermeld, een schriftelijke verklaring van een aangesloten instelling heeft gedeponeerd inhoudende dat het in die verklaring genoemde aantal aandelen behoort tot een verzameldepot en dat de in de verklaring genoemde persoon voor het genoemde aantal aandelen deelgenoot is en tot na afloop van de vergadering deelgenoot zal blijven.
2.	Indien de vergaderrechten volgens lid 1 zullen worden uitgeoefend door een schriftelijk gevolmachtigde, moet naast de voorgeschreven kennisgeving en onverminderd het vereiste van deponering, uiterlijk op de zevende dag vóór die van de vergadering de volmacht door de directie zijn ontvangen.
3.	De directie kan bepalen dat voor de toepassing van het bepaalde in lid 1 als stem- en vergadergerechtigde hebben te gelden zij die (i) op een door de directie te bepalen tijdstip aandeelhouder of andere vergadergerechtigde zijn, dat tijdstip hierna te noemen: het “registratietijdstip” en (ii) als zodanig zijn ingeschreven in een door de directie aangewezen register (of een of meer delen daarvan), hierna te noemen: het “register”, mits (iii) de houder van het register op verzoek van de desbetreffende aandeelhouder of andere vergadergerechtigde vóór de algemene vergadering van aandeelhouders schriftelijk aan de vennootschap kennis heeft gegeven dat de desbetreffende aandeelhouder of andere vergadergerechtigde voornemens is de algemene vergadering van aandeelhouders bij te wonen, ongeacht wie ten tijde van de algemene vergadering van aandeelhouders aandeelhouder of andere vergadergerechtigde is. De kennisgeving vermeldt de naam en het aantal aandelen of certificaten van aandelen waarvoor de aandeelhouder of andere vergadergerechtigde gerechtigd is de algemene vergadering van aandeelhouders bij te wonen, daarin het woord te voeren en — voor zover van toepassing — het stemrecht uit te oefenen. Het hiervoor onder (iii) bepaalde omtrent de kennisgeving aan de vennootschap geldt tevens voor de schriftelijk gevolmachtigde van een aandeelhouder of andere vergadergerechtigde.

Het registratietijdstip kan niet vroeger worden gesteld dan op een tijdstip op de zevende dag en niet later dan op een tijdstip op de derde dag vóór die van de algemene vergadering van aandeelhouders. Bij de oproeping voor de algemene vergadering van aandeelhouders worden die tijdstippen voorzover van toepassing vermeld, alsmede waar en de wijze waarop registratie dient te geschieden.
4.	Indien de directie gebruik maakt van de in lid 3 bedoelde bevoegdheid, moeten schriftelijk gevolmachtigden hun volmacht afgeven aan de houder van het register voordat de kennisgeving als bedoeld in lid 3 geschiedt. De houder van het register zal de afgegeven volmachten meezenden met de schriftelijke kennisgeving aan de vennootschap als bedoeld in lid 3 sub (iii).

5.	De voorzitter van de vergadering zal beslissen of andere personen dan zij die ingevolge het hiervoor in dit artikel bepaalde toegang hebben, toegelaten worden tot de vergadering.
Besluitvorming.
Artikel 27.
1.	Voor zover bij deze statuten niet anders is bepaald, worden besluiten genomen met gewone meerderheid van stemmen. Blanco stemmen en stemmen die van onwaarde zijn worden niet meegeteld. De voorzitter bepaalt de wijze van stemming, alsmede de mogelijkheid van stemming bij acclamatie.
2.	Indien de stemming betreft de benoeming van personen en meerdere personen zijn voorgedragen voor benoeming, zal worden gestemd tot één der voorgedragen personen de gewone meerderheid van stemmen heeft verkregen. Bij staking van de stemmen ingeval van de stemming tussen twee personen beslist het lot.
3.	Bij staking van de stemmen over andere zaken dan de benoeming van personen is het voorstel aangenomen indien het voorstel van de directie afkomstig was en afgewezen indien het voorstel afkomstig was van enig ander.
4.	Bij de vaststelling in hoeverre aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan de wet bepaalt dat daarvoor geen stem kan worden uitgebracht.
Artikel 28.
Ieder aandeel geeft recht op het uitbrengen van één (1) stem.
Artikel 29.
Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering van aandeelhouders geen stem worden uitgebracht.
Vruchtgebruikers of pandhouders van aandelen die aan de vennootschap en haar dochtermaatschappijen toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik casu quo het pandrecht was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij daarvan toebehoorde.
De vennootschap of een dochtermaatschappij daarvan kan geen stem uitbrengen voor een aandeel waarop zij een recht van vruchtgebruik of een pandrecht heeft.
Mededelingen aan aandeelhouders.
Artikel 30.
Alle mededelingen aan aandeelhouders zullen geschieden overeenkomstig het bepaalde met betrekking tot het oproepen van een algemene vergadering van aandeelhouders, zoals bedoeld in artikel 22 lid 2.
Boekjaar, jaarrekening en jaarverslag.
Artikel 31.

1.	Het boekjaar van de vennootschap is gelijk aan bet kalenderjaar.

2.	De directie stelt jaarlijks een jaarrekening op, bestaande uit een balans per eenendertig december van het afgelopen jaar en een winst- en verliesrekening over het afgelopen boekjaar met de toelichting op deze stukken. De directie stelt bovendien een verslag op betreffende de gang van zaken van de vennootschap in bet afgelopen jaar.
3.	De directie is verplicht de jaarrekening volgens normen die in het maatschappelijk verkeer als aanvaardbaar worden beschouwd en volgens alle overige wettelijke bepalingen op te maken. De jaarrekening gaat vergezeld van de verklaring van de accountant, bedoeld in het volgende artikel, van het jaarverslag en van de in artikel 2:392 lid 1 van het Burgerlijk Wetboek bedoelde overige gegevens.
4.	De jaarrekening wordt ondertekend door alle directeuren. De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de in het vorige lid bedoelde overige gegevens die zullen worden behandeld vanaf de dag der oproeping tot de algemene vergadering van aandeelhouders tot na afloop van die vergadering ten kantore van de vennootschap beschikbaar zijn voor de aandeelhouders.

De aandeelhouders en de vruchtgebruikers en pandhouders die stemrecht hebben kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verkrijgen.
5.	Vaststelling van de jaarrekening door de algemene vergadering van aandeelhouders strekt de directie niet automatisch tot kwijting voor het gevoerde bestuur over het afgelopen boekjaar. Een dergelijke kwijting van de directie kan slechts geschieden bij een specifiek daartoe strekkend afzonderlijk besluit van de algemene vergadering van aandeelhouders. Indien de algemene vergadering van aandeelhouders geen kennis heeft kunnen nemen van de verklaring van de accountant bedoeld in het volgende artikel, kan de jaarrekening niet worden vastgesteld, tenzij onder de overige gegevens, bedoeld in lid 3, een wettige reden wordt meegedeeld waarom die verklaring ontbreekt.
6.	De directie is verplicht binnen acht dagen na vaststelling van de jaarrekening een volledig afschrift daarvan, alsmede een afschrift van de daarop betrekking hebbende verklaring van de accountant bedoeld in het volgende artikel, ter inzage voor een ieder neer te leggen ten kantore van het handelsregister. Indien en voor zover de wet zulks verlangt worden het jaarverslag en de in lid 3 van dit artikel bedoelde overige gegevens openbaar gemaakt en wel gelijktijdig met en op dezelfde wijze als de jaarrekening.
7.	Op de jaarrekening en het jaarverslag is voorts het bepaalde in de artikelen 2:101, 2:102 en 2:103 alsmede het bepaalde in Titel 7 van Boek 2 van het Burgerlijk Wetboek van toepassing.
Accountant.
Artikel 32.

1.	De vennootschap verleent aan een accountant als bedoeld in artikel 2:393 van het Burgerlijk Wetboek de opdracht om de jaarrekening te onderzoeken overeenkomstig het bepaalde in lid 3 van dat artikel.
2.	Tot het verlenen van de opdracht is de algemene vergadering van aandeelhouders bevoegd. Gaat deze daartoe niet over, dan is de directie daartoe bevoegd.

De opdracht kan worden ingetrokken door de algemene vergadering van aandeelhouders alsook door de directie.
3.	De accountant brengt omtrent zijn onderzoek verslag uit aan de directie, en geeft de uitslag van zijn onderzoek in een verklaring omtrent de getrouwheid van de jaarrekening.
Winst, winstuitkering en uitkering ten laste van reserves.
Artikel 33.
1.	Onder “winst” wordt verstaan het batig saldo van de vastgestelde winst- en verliesrekening welke deel uitmaakt van de vastgestelde jaarrekening van de vennootschap.
2.	De vennootschap kan slechts uitkeringen van winst aan de aandeelhouders en andere winstgerechtigden doen, voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.
3.	Uitkering van winst kan eerst geschieden na vaststelling van de jaarrekening, waaruit blijkt dat zij geoorloofd is.
4.	De directie bepaalt welk deel van de winst zal worden uitgekeerd.
5.	De winst die na toepassing van bet bepaalde in lid 4 resteert, wordt gereserveerd.
6.	De algemene vergadering van aandeelhouders kan op voorstel van de directie besluiten tot uitkeringen aan aandeelhouders ten laste van dat deel van het eigen vermogen dat het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat, in zoverre de aandeelhouders tot dat deel van het eigen vermogen gerechtigd zijn. Het bepaalde in lid 1 van het volgende artikel is van overeenkomstige toepassing.
Artikel 34.
1.	De algemene vergadering van aandeelhouders is op voorstel van de directie bevoegd te besluiten dat een uitkering van dividend of een andere uitkering op aandelen geheel of ten dele niet plaatsvindt in geld, doch in aandelen in het kapitaal van de vennootschap.
2.	Bij de berekening van de winstverdeling tellen niet mee de aandelen die de vennootschap in haar kapitaal houdt, tenzij een recht van vruchtgebruik ten behoeve van een ander op deze aandelen is gevestigd.
3.	Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voor zover de wet dat toestaat.

Artikel 35.
De directie kan besluiten tot uitkering van een of meer interim-dividenden mits voldaan is aan het vereiste van artikel 33 lid 2 blijkens een tussentijdse vermogensopstelling. Deze heeft betrekking op de stand van het vermogen op ten vroegste de eerste dag van de derde maand voor de maand waarin het besluit tot uitkering bekend wordt gemaakt. Zij wordt opgemaakt met inachtneming van in het maatschappelijk verkeer als aanvaardbaar beschouwde waarderingsmethoden.
In de vermogensopstelling worden de krachtens de wet of de statuten te reserveren bedragen opgenomen. Zij wordt ondertekend door de leden van de directie; ontbreekt de handtekening van een of meer hunner dan wordt daarvan onder opgave van reden melding gemaakt.
De vennootschap legt de vermogensopstelling ten kantore van het handelsregister neer binnen acht dagen na de dag waarop het besluit tot uitkering wordt bekendgemaakt.
Betaalbaarstelling.
Artikel 36.
1.	Dividenden en andere winstuitkeringen worden betaalbaar gesteld op een door de directie te bepalen datum binnen vier weken na de vaststelling ervan.
2.	Dividenden en andere uitkeringen op aandelen zullen betaalbaar zijn op het door de directie te bepalen adres of adressen in Nederland.
3.	Uitkeringen in contanten zullen, indien en voorzover deze uitkeringen buiten Nederland betaalbaar zijn gesteld, worden betaald in de valuta van het betrokken land, omgerekend tegen de wisselkoers van de beurs van Londen op het einde van de dag voorafgaande aan de dag waarop tot de uitkering wordt besloten. Indien en voor zover de vennootschap op de eerste dag waarop de uitkering betaalbaar is, als gevolg van overheidsmaatregelen of andere buitengewone omstandigheden buiten haar macht niet in staat is op de buiten Nederland aangewezen plaats te betalen, is de directie bevoegd in plaats daarvan een of meer plaatsen in Nederland aan te wijzen. In dat geval is het in de eerste zin van dit lid bepaalde niet langer van toepassing.
4.	Tot dividenden en andere uitkeringen op aandelen is diegene gerechtigd, te wiens name het aandeel is gesteld.
5.	Uitkeringen in contanten welke binnen vijf jaren en twee dagen nadat zij opeisbaar zijn geworden niet in ontvangst zijn genomen, vervallen aan de vennootschap.
6.	In geval van een uitkering in de vorm van aandelen in de vennootschap op grond van artikel 34 lid 1 zullen de aandelen welke niet zijn opgevraagd binnen een door de directie te bepalen termijn worden verkocht voor rekening van de rechthebbenden die de aandelen niet hebben opgevraagd. De netto-opbrengst van een zodanige verkoop blijft daarna, in verhouding tot ieders recht, ter beschikking van de rechthebbenden; het recht op de opbrengst vervalt echter, indien en voor zover de opbrengst niet binnen dertig jaren na de datum waarop de uitkering betaalbaar is geworden, is opgevorderd.
7.	Het in lid 4 bepaalde vindt overeenkomstige toepassing voor wat betreft uitkeringen - daaronder begrepen voorkeursrechten in geval van een uitgifte van aandelen — die niet plaatsvinden op grond van de artikelen 35, 36 of 37, met dien verstande, dat de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend voorts in de Staatscourant wordt aangekondigd en dat laatstbedoeld voorkeursrecht kan worden uitgeoefend gedurende ten minste twee weken na de dag van aankondiging in genoemde Staatscourant.
Statutenwijziging, juridische fusie, juridische splitsing en ontbinding.
Artikel 37.
1.	Indien een voorstel tot wijziging van deze statuten, tot juridische fusie, tot juridische splitsing of tot ontbinding van de vennootschap wordt gedaan moet zulks steeds bij de oproeping tot de algemene vergadering van aandeelhouders worden vermeld.
2.	Degenen die een zodanige oproeping hebben gedaan, moeten, ingeval deze betrekking heeft op wijziging van deze statuten, tegelijkertijd een afschrift van het voorstel waarin de voorgestelde wijziging woordelijk is opgenomen, neerleggen ten kantore van de vennootschap ter inzage voor iedere aandeelhouder en iedere vrachtgebruiker of pandhouder die stemrecht hebben en wel tot de afloop van de vergadering. Indien zulks niet is geschied kan over dit voorstel slechts worden besloten met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal vertegenwoordigd is.
3.	De directie is verplicht aan de aandeelhouders en de vruchtgebruikers of pandhouders die stemrecht hebben gratis een afschrift van het voorstel te verstrekken.
Vereffening.
Artikel 38.
1.	Indien een besluit is genomen tot ontbinding van de vennootschap geschiedt de vereffening door de directie, tenzij de algemene vergadering van aandeelhouders anders mocht beslissen.
2.	De algemene vergadering van aandeelhouders bepaalt de aan de vereffenaars toekomende vergoeding. De vereffening geschiedt met inachtneming van deze statuten en het dienaangaande in de wet bepaalde.
3.	Gedurende de vereffening blijven de bepalingen van de statuten zoveel mogelijk van kracht.
4.	Nadat de vennootschap heeft opgehouden te bestaan blijven de boeken, bescheiden en overige gegevensdragers van de vennootschap gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

Artikel 39.
Hetgeen na voldoening van de schuldeisers is overgebleven van het vermogen van de ontbonden vennootschap, wordt uitgekeerd aan de aandeelhouders naar evenredigheid van het gezamenlijke bedrag van ieders aandelen.
Overgangsbepaling.
Artikel 40.
Het eerste boekjaar van de vennootschap eindigt op eenendertig december tweeduizend zeven. Dit artikel verliest haar werking na verloop van het eerste boekjaar.